EX-99.77C VOTES

77C: Submission of matters to a vote of security holders

Heartland Intemational  Value Fund

A Special Meeting of Shareholders of the Heartland International Fund (the "Fund")  was held September 20,2013 at the offices of U.S. Bancorp Fund Services, LLC, 615 East Michigan Avenue, Milwaukee, Wisconsin, pursuant to notice given to all shareholders of record ofthe Fund at the close of business on July 10,2013. At the Special Meeting, shareholders were asked to the approve the Agreement and Plan of Reorganization, providing for the transfer of all of the assets and liabilities of the Fund to the Heartland International Value Fund (the "Acquiring Fund"), a series of The Hemiland Group, Inc.
in exchange for shares of beneficial interest of the Acquiring Fund, which would then be distributed pro rata by the Acquired Fund to its shareholders, in complete liquidation and termination of the Fund.

The tabulation of the shareholder votes rendered the following results:

Votes For
2,003,895

Votes Against
0

Abstained
2,065

Non-Vote
0

Heartland International  Value Fund

a series of Trust for Professional Managets

Special Meeting of Shareholder?.
September 20, 2013

PltOXY BALLOT

As proxy for the Special Meeting of Shareholders for the Fund, I hereby vote as follows:

Proposal: To approve a proposed Agreement and Plan of Reorganization for the Acquired Fnnd and the Heartland International Value Fund (the "Acquiring Fund"), a series of Heartland Group, Inc. ("Acquiring Company"), whereby the Acquiring Fund would acquire all of the assets and liabilities of the Acquired Fuud ht exchange for shares ofbcneficial interest of the Acquiring Fund, which would then be distributed pro mta by the Acquired Fund to its shareholders, in complete liquidation and termination of the Acquired Fund (the "Reorganization").  .

FOR AGAINST ABSTAIN

Dated:    Septembcr20, 2013

TRUST FOR PROFESSIONAL MANAGERS Special Meeting of the Shareholders
Heartland International Value Fund

September 20, 2013

             CERTIFICATE OF INSPECTOR OF ELECTION I, Jesse J. Schmitting, DO HEREBY CERTIFY as follows:
      1. I have been appointed to act as Inspector of Election at the Special Meeting of the Shareholders (the "Special Meeting") of the Heartland International Value Fund (the "Fund"), a series of Trust for Professional Managers (the "Trusf') with respect to the approval of the reorganization of the Fund into the Heartland International Value Fund, a series of The Heartland Group, Inc., to beheld  at the offices ofthe Trust, 615 East Michigan Avenue, Milwaukee, Wisconsin 53202 on September 20, 2013 at 10:00 a.m. Central time.

      2.  The total number of shares ("Shares") of the Fund outstanding as of the close of business on July 20,2013, the record date for the Special Meeting, was 2,645,507.

      3. The number of Shares of the Fund represented in person or by valid proxy and the number of Shares voted on the Proposal at the Special Meeting held on September 20,2013, was as follows:

In respect of the Proposal to approve an Agreement and Plan of Reorganization providing for the transfer of all of the assets of the Fund to the series of Heartland Intemational Value Fund, a series of The Heartland Group, Inc.

      For the Fund, of the 2,005,960  shares present  by proxy, 2,003,895  shares  or .99.90% voted in favor (representing 75.75% of total outstanqing shares), 0 shares or 0% voted against (representing 0% of total outstanding shares), and 2,065 shares or 0.10% abstained from voting (representing 0.08%  of total outstanding shares).

I thereupon reported the results of such votes to the said Special Meeting.

IN WITNESS WHEREOF, I have made and signed tills Certificate this 20th day of
September, 2013.

== . chmitting
Inspector of Election